EXHIBIT 3

BARBARA K. CEGAVSKE Secretary of State 204 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

BETAFOX CORP.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1. is hereby amended to be and read as follows:

“The name of this corporation is Future World Group, Inc.”

Article 3 is hereby amended to be and read as follows:

“The Corporation is authorized to issue 75,000,000 shares of common stock, par value $.001 per share. Unless otherwise provided by law, any action required to be taken or which may be taken by the shareholders, may be taken without a meeting, without prior notice and without a vote, if written consents are signed by shareholders representing a majority of the shares entitled to vote for such action.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  6,000,000 of 8,130,000 shares

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Lei Pei
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.